UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2025

enCore Energy Corp.

(Exact name of registrant as specified in its charter)

British Columbia	001-41489	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Galleria Tower 13355 Noel Road, Suite 1700 Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (361) 239-2025

5950 Berkshire Lane, Suite 210,

Dallas, Texas 75225

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Shares, no par value	EU	The Nasdaq Capital Market LLC TSX Venture Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on April 8, 2025, enCore Energy Corp. (the “Company”) and Verdera Energy Corp. (“Verdera”) closed the sale of the Company’s outstanding equity of NM Energy Holding Canada, a subsidiary of the Company that held the Crownpoint, Hosta Butte, Norse Rock, West Largo and Ambrosia Lake - Treeline uranium projects in New Mexico pursuant to a share purchase agreement, dated March 17, 2025 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company received 50,000,000 newly created non-voting preferred shares (the “Consideration Shares”) of Verdera in addition to other consideration previously disclosed. The Consideration Shares are entitled to vote together with the Verdera common shares in connection with any shareholder vote held for the purpose of approving Verdera listing on a Canadian stock exchange and concurrently registering under the Securities Exchange Act of 1934 (the “Exchange Act”), which is required to occur by December 10, 2025 (the “Going Public Outside Date”), subject to extension by mutual agreement of the Company and Verdera.

On November 25, 2025, the Company entered into a side letter (the “Side Letter”) with Verdera pursuant to which the Company and Verdera extended the Going Public Outside Date to February 23, 2026.

The Side Letter is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the Side Letter does not purport to be complete and is qualified in its entirety by reference to the exhibit attached hereto.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 1, 2025, Wayne W. Heili was appointed to the Board of Directors (the “Board”) of the Company with a term set to expire at the Company’s 2026 annual general meeting of shareholders. Mr. Heili was also appointed to the Compensation Committee of the Board.

In connection with his appointment to the Board, Mr. Heili will receive an annual director’s fee of $70,000, which will be pro-rated for 2025, and a one-time equity award under the Company’s 2024 Long-Term Incentive Plan consisting of (i) 25,000 restricted stock units, which vest one-half on the first anniversary of the date of grant and one-half on the second anniversary of the date of grant and (ii) 100,000 stock options at an exercise price of $2.73, which vest over a 24-month period, with 25% of the stock options vesting every six months after the date of grant. The stock options expire five years from the date of grant.

Mr. Heili was not elected pursuant to any arrangement or understanding between him and any other person. Mr. Heili has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On December 1, 2025, Dr. Dennis Stover notified the Company of his resignation from his position as a member of the Board, effective December 31, 2025. Dr. Stover’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01.	Regulation FD Disclosure.

On December 1, 2025, the Company issued a press release announcing the appointment of Mr. Heili to the Board and the resignation of Dr. Stover from the Board. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information and exhibits furnished pursuant to Item 7.01 are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01.	Other Events.

On January 1, 2024, William M. Sheriff, the Company’s Executive Chairman, Chief Investment Officer and a member of the Board, adopted a Rule 10b5-1 trading arrangement that is intended to satisfy the affirmative defense of Rule 10b5-1(c) for the sale of up to 24,000 common shares of the Company per calendar month. On August 27, 2025, Mr. Sheriff amended his Rule 10b5-1 trading arrangement to change the price limits for sales under the plan and provide for the sale of up to 24,000 common shares of the Company per calendar month.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Side Letter, dated November 25, 2025 by and between enCore Energy Corp. and Verdera Energy Corp.

99.1*	Press Release of enCore Energy Corp. dated December 1, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	This Exhibit is intended to be furnished to, and not filed with, the Commission pursuant to General Instruction B.2 of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ENERGY CORP.

By:	/s/ Robert W. Hudson Jr.
Robert W. Hudson Jr.
General Counsel and Corporate Secretary

Dated: December 2, 2025